EXHIBIT 23.1

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement of Water Chef, Inc. on Form SB-2 Amendment # 1 (File No. 333-134121) of our report, which includes an explanatory paragraph as to the company's ability to continue as a going concern, dated March 8, 2006, with respect to our audits of the financial statements of Water Chef, Inc. as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/s/  Marcum & Kliegman LLP
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     Marcum & Kliegman LLP


New York, New York
May 31, 2006